Exhibit 99.5

FIRST AMENDMENT TO THE

SECOND SUPPLEMENT TO THE

DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc. (the “Company”) and certain subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Executive Severance Pay Plan (the “Plan”);

WHEREAS, the Company has heretofore adopted the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan (the “Second Supplement”) on behalf of itself and all of its subsidiaries and affiliated entities that participate in the Plan;

WHEREAS, the Company desires to amend the Second Supplement on behalf of itself and its participating subsidiaries and affiliated entities;

WHEREAS, Section 4.3 of the Second Supplement provides that the Board of Directors of the Company (or the Compensation Committee of the Board) may amend the Second Supplement at any time; and

WHEREAS, the Compensation Committee has authorized the amendment of the Second Supplement in certain respects as set forth herein;

NOW, THEREFORE, the Second Supplement is hereby amended as follows, effective as of the date specified below:

1. Section 2.1(b) of the Second Supplement is amended in its entirety to provide as follows:

“(b) “Change in Control” shall mean the occurrence of any of the following events: (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (a) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to sixty percent (60%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (b) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of the Company, in each case having substantially the effect specified in Section 12.30 of the Illinois Business Corporation Act of 1983, as amended, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) (which percentage shall be increased to forty percent (40%) in the case of ownership or control by Chevron Corporation or a “group” of which Chevron Corporation is a part) of the combined voting power of the outstanding securities of, (a) if the Company has not engaged in a merger or consolidation, the Company, or (b) if the Company has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; (5) the Board (or the Compensation Committee of the Board) adopts a resolution declaring that a Change in Control has occurred; or (6) subject to the following sentence, (a) a merger of a Principal Business Unit with another entity not affiliated with the Company, a consolidation involving a Principal Business Unit, or the sale of all or substantially all of the assets or equity interests of a Principal Business Unit to another entity not affiliated with the Company or (b) the Board (or the Compensation Committee of the Board) adopts a resolution declaring that a Change in Control has occurred exclusively with respect to Principal Business Unit Covered Individuals. In the event of a Change in Control under clause (6) above, notwithstanding anything herein to the contrary, only Principal Business Unit Covered Individuals shall be eligible to receive severance benefits pursuant to Section 3.1 of this Second Supplement and no other Covered Individuals shall be entitled to receive severance benefits hereunder with respect to such Change in Control. For purposes of the “Change in Control” definition, (a) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (b) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.”

2. New Subsections 2.1(r)(1) and 2.1(r)(2) are added to the Second Supplement to provide as follows:

“(r)(1) ‘Principal Business Unit’ shall mean a principal operating business of the Company. As of the date hereof, the Principal Business Units are the natural gas liquids business unit and the power generation business unit.

(r)(2) ‘Principal Business Unit Covered Individuals’ shall mean all Covered Individuals employed by an Employer with a Principal Business Unit and all other Covered Individuals whose duties relate primarily to the business of a Principal Business Unit immediately prior to a Change in Control pursuant to clause (6) of Section 2.1(b) with respect to that Principal Business Unit or, with respect to Covered Individuals subject to an Involuntary Termination before a Change in Control, immediately prior to such Involuntary Termination, as determined by the Plan Administrator.”

3. The first paragraph of Section 3.1 is amended in its entirety to provide as follows:

“3.1 Severance Benefits. If the employment by the Employer or a successor thereto of a Covered Individual shall be subject to an Involuntary Termination occurring (1) in connection with, but in no event earlier than 60 days prior to, a Change in Control, or (2) on or within one year after the date upon which a Change in Control occurs, then that Covered Individual shall be entitled to receive, subject to the provisions of Sections 3.2, 3.4, 3.5 and 3.6, the following severance benefits:”

4. Section 3.1(c) of the Second Supplement is amended in its entirety to provide as follows:

“(c) All of the Covered Individual’s outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted by his Employer(s) shall become fully vested and immediately exercisable in full on the date of a Change in Control and such stock options shall remain exercisable from such date for (1) a period of five (5) years therefrom or (2) the remaining period for exercise of such stock options under the option agreement(s) pursuant to which such stock options were granted (irrespective of any mandatory exercise period specified therein that would otherwise be triggered by the termination of employment of such Covered Individual), whichever is less;”

5. Section 3.4 of the Second Supplement is amended in its entirety to provide as follows:

“3.4 Parachute Payments. Anything to the contrary herein notwithstanding, if the severance benefits provided for in Section 3.1, together with any other payments or benefits that a Covered Individual has the right to receive from the Employer (the ‘Payments’), would equal or exceed an amount equal to three times the Covered Individual’s ‘base amount’ (as defined in Section 280G(b)(3) of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the ‘Excise Tax’), the Employer shall pay to the Covered Individual an additional payment (a ‘Gross-up Payment’) in an amount such that after payment by such Covered Individual of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Covered Individual retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Plan Administrator shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Covered Individual shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Plan Administrator) within five (5) days of the receipt of such claim. The Company shall notify the Covered Individual in writing at least five (5) days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then the Covered Individual shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Covered Individual harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, the Covered Individual receives a refund of any amount paid by the Employer with respect to such claim, then the Covered Individual shall promptly pay such refund to the Employer. If the Company fails to timely notify the Covered Individual whether it will contest such claim or the Company determines not to contest such claim, then the Employer shall immediately pay to the Covered Individual the portion of such claim, if any, which it has not previously paid to the Covered Individual.”

6. A new Section 4.12 is added to the Second Supplement to provide as follows:

“4.12 Equity-Based Awards. This Section 4.12 applies only to Covered Individuals whose employment is not subject to an Involuntary Termination. Covered Individuals whose employment is subject to an Involuntary Termination are subject to the provisions of Subsection 3.1(c) hereof. Any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to a Covered Individual shall immediately vest upon a Change in Control involving a Covered Individual’s Principal Business Unit (but only with respect to Principal Business Unit Covered Individuals) or, in the alternative, a Change in Control involving Dynegy Inc. (with respect to all Covered Individuals). With respect to any outstanding stock options vested pursuant to this Section 4.12, such stock options shall remain exercisable by the Covered Individual (a), in the case of Change in Control limited to a Principal Business Unit, for the lesser of five years from the date of such a Change in Control or the remaining period for exercise of such stock options under the option agreement(s) pursuant to which such stock options were granted to the Covered Individual, or (b) in the case of a Change in Control involving the Company, for the remaining period for exercise of such stock options under the option agreement(s) pursuant to which such stock options were granted to the Covered Individual. If a Covered Individual’s employment becomes subject to an Involuntary Termination after his stock options have vested under this Section 4.12, the stock option exercise provisions of Subsection 3.1(c) shall apply upon such Covered Individual becoming subject to an Involuntary Termination.”

7. Except as modified herein, the Second Supplement shall remain in full force and effect.

EXECUTED and effective this 22nd day of June, 2005.

DYNEGY INC.

By:	/s/ R. Blake Young
R. Blake Young
Executive Vice President,
Administration and Technology